Exhibit 99.1
The First Bancorp Reports Record First Quarter Earnings
DAMARISCOTTA, ME, April 21, 2021 – The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the three months ended March 31, 2021. Unaudited net income was $8.9 million, up $2.4 million or 37.4% from the $6.5 million reported for the three months ended March 31, 2020. Earnings per common share for the period on a fully diluted basis were up $0.21 to $0.81 per share, an increase of 35.0% from the prior year.
“I'm very pleased to report that The First Bancorp kicked off 2021 with its strongest ever earnings quarter", commented Tony C. McKim, the Company’s President and Chief Executive Officer. "Net Income of $8.9 million for the first quarter increased $2.4 million from the same period a year ago, and $2.0 million from the fourth quarter of 2020. Strong performances from all of our business lines led to year-over-year and quarter-over-quarter gains in both net interest income and non-interest income. Net interest income before loan loss provision increased $955,000 or 6.4% from the first quarter of 2020, and $194,000 or 1.2% from the fourth quarter of 2020. Non-interest revenue before securities gains increased $1.7 million, or 49.3% from the prior year, and $663,000 or 14.7% from the preceding quarter. Earnings were achieved without the benefit resulting from reversal of credit loss reserves; loan growth led to a loan loss provision of $525,000 for the quarter."
"The extraordinary efforts of our entire team through the COVID-19 pandemic are shown in the Company's first quarter results", continued Mr. McKim. "Growth in net interest income is attributable to the tremendous work of our lending and deposit gathering teams who significantly grew the base of earning assets and attracted low-cost, local deposits to not only fund growth but to also lessen our dependence on wholesale funding. In the first quarter, loan balances were up $40.0 million, an annualized growth rate of 11%, and low-cost deposits were up $68.1 million. The outstanding contribution of our operational support teams in bolstering this growth also deserves to be mentioned. The increase in non-interest income was driven primarily by continued strong mortgage banking results, along with increased revenues from wealth management and debit card activity. Revenue growth was achieved while also maintaining an excellent efficiency ratio of 45.52% for the quarter, down from 58.12% for the same period a year ago, and from 50.00% in the fourth quarter of 2020."
With regard to the Company's ongoing response to the pandemic, Mr. McKim remarked, "we continue to support our customers and communities in addressing the impact of COVID-19. In 2020

First National Bank granted over 1,700 Paycheck Protection Program (PPP) loans with more than $97 million disbursed to Maine small businesses. As of March 31, 2021 more than 80% of these balances have been forgiven per program guidelines. To date in 2021, the Bank has granted an additional $50 million in PPP loans to over 1,100 eligible borrowers at an average loan size of less than $45,000. Over the past year we have worked with more than 1,150 borrowers economically impacted by the virus, to modify or defer loan payments during this crisis. We have also continued to support our communities, particularly our most vulnerable residents, an example being the donation of $16,500 to 28 food pantries during the first quarter. The Bank's branch lobbies re-opened on January 19th after operating drive-up only for a few weeks during the holiday outbreaks, and approximately 20% of our staff continue to work remotely."
FIRST QUARTER 2021 FINANCIAL HIGHLIGHTS
•Net income of $8.9 million is a new quarterly earnings record for the Company
•Pre-tax, Pre-Provision net income (non-GAAP) increased 39.5% compared to the first quarter of 2020 and 15.8% compared to the fourth quarter of 2020
•Total assets increased $75.6 million in the first quarter to $2.44 billion
•Low-cost deposits grew $68.1 million in the first quarter to $1.14 billion
•Annualized loan growth of 11.0% and annualized low-cost deposit growth of 25.7%
•No release of credit loss reserves
•Tangible Book Value increased to $17.96 per share, up from $17.60 at December 31, 2020 and $16.97 at March 31, 2020.
FINANCIAL CONDITION
Total assets at March 31, 2021 were $2.44 billion, up $75.6 million in the first quarter and up $300.5 million from a year ago. Earning assets increased $86.8 million during the quarter and have increased $300.2 million year-over-year. Loan balances increased $40.0 million in the first quarter, an annualized growth rate of 11.0%, while investment balances remained essentially flat. Within the loan portfolio, commercial loans increased $37.2 million in the first quarter, municipal loans increased $5.7 million, and residential loans increased $1.4 million; home equity line of credit balances decreased $2.5 million. Excluding PPP, loans increased $37.5 million in the first quarter, an annualized growth rate of 10.7%. PPP loans totaled $62.7 million as of March 31, 2021.
Total deposits at March 31, 2021 were $1.95 billion, up $108.9 million during the quarter, and up $308.9 million or 18.8% from March 31, 2020. Aided by federal stimulus payments, low-cost deposits increased $68.1 million in the first quarter. Certificate of Deposit balances were up $28.7 million for the quarter, while wholesale borrowings decreased by $32.4 million.
The Company’s capital position remained strong as of March 31, 2021, with an estimated total risk-based capital ratio of 14.90%, and an estimated leverage capital ratio of 8.54%. The total capital ratio compares to 14.82% as of December 31, 2020 and 15.08% as of March 31, 2020. The leverage capital ratio compares to 8.49% as of December 31, 2020 and 8.78% as of March 31, 2020.
ASSET QUALITY & PROVISION FOR LOAN LOSSES
Asset quality continues to trend positively. As of March 31, 2021, the ratio of non-performing assets to total assets was 0.30%, down slightly from 0.32% at December 31, 2020, and improved from 0.49% at March 31, 2020. Net charge-offs for the quarter were an annualized 0.05% of total loans, down from the 0.10% of total loans experienced in 2020. Past due loans were 0.37% of total loans as of March 31, 2021, down from 0.57% of total loans at December 31, 2020, and 1.62% as of March 31, 2020.
The provision for loan losses totaled $525,000 in the first quarter of 2021, compared with $400,000 for the same period in 2020. The Company continues to view it prudent to consider the uncertainties brought about by COVID-19 and the potential impact to borrowers in its provision analysis. The allowance for loan losses stood at 1.09% of total loans as of March 31, 2021, down slightly from the 1.10% of total loans at December 31, 2020, and up from 0.88% of loans at March 31, 2020. If PPP loan balances are excluded, the allowance as of March 31, 2021 would stand at 1.14% of total loans.
As of March 31, 2021, the Bank had 197 loans totaling $50.6 million and representing 3.3% of the total portfolio that were in an active modification for interest-only payments or deferred payments in conformance with inter-agency guidance issued in March 2020, the CARES Act of March 2020, or the Supplemental Appropriations Act passed in December 2020. Modified loans were down from $62.2 million or 4.2% of total loans as of December 31, 2020. Of the $50.6 million that remained in modification, commercial loans comprised $32.0 million; $25.1 million of these commercial loan balances are scheduled to exit modification in the second quarter of 2021. The remaining $18.6 million is comprised of residential mortgage or other retail credit, with $14.9 million scheduled to exit modification in the second quarter of 2021.

OPERATING RESULTS
Net Income for the three months ended March 31, 2021 was $8.9 million, up $2.4 million or 37.4% from the three months ended March 31, 2020. The Company’s Return on Average Assets of 1.54% for the quarter was up from the 1.24% posted during first quarter of 2020. On a Pre-Tax, Pre-Provision (non-GAAP) basis, the first quarter 2021 Return on Assets was 1.95%, up from 1.56% the prior year. Return on Average Tangible Common Equity was improved year-over-year, at 18.34% for the first quarter of 2021, up from 13.95% for the first quarter of 2020. The Company's Efficiency Ratio (non-GAAP) was 45.52% in the first quarter of 2021, down from 50.00% in the immediately preceding quarter and from 58.12% in the first quarter of 2020.
Contributing factors to the Company’s operating results in the three months ended March 31, 2021 included:
•Earning asset growth spurred a $955,000 increase in net interest income from the first quarter of 2020, an increase of 6.4%.
•Net interest margin for the first quarter of 2021 was 2.99%, down from 3.12% for the same period in 2020.
•Non-interest income before securities gains was $5.2 million for the three months ended March 31, 2021, up $1.7 million or 49.3% from the three months ended March 31, 2020, and $663,000 or 14.7% from the fourth quarter of 2020.
◦Mortgage banking revenue increased $1.5 million or 290.3% year-over-year, and $684,000 or 53.3% from the immediately preceding quarter, based on strong gain on sale results and partial release of impairment reserve for mortgage servicing rights;
◦Revenue increased $171,000 or 19.1% year-over-year, and $117,000 or 12.3% from the preceding quarter at First National Wealth Management, the Bank’s trust and investment management division;
◦Debit card revenue increased $244,000 or 24.2% from the first quarter of 2020, contributing to an increase in other operating income of $316,000, or 21.2%.
•Non-interest expense for the three months ended March 31, 2021 was $9.9 million, down $1.2 million or 10.6% from the three months ended March 31, 2020.
◦Employee salary and benefit expenses increased a modest 2.0% from the first quarter of 2020;
◦Furniture & Equipment expense increased 8.9% from the first quarter of 2020 reflecting technology investments over the past year;

◦Other Operating Expenses decreased $1.4 million versus prior year; costs associated with restructuring certain interest rate swap positions were recognized in the first quarter of 2020.
As mentioned previously, the Bank had $62.7 million in PPP loan balances as of March 31, 2021, comprised of the remaining 319 loans totaling $17.6 million originated in 2020 (PPP1) and 955 loans totaling $45.1 million originated in 2021 (PPP2). The Company received $3.8 million in associated origination fees from PPP1; to date, $3.4 million of these fees have been recognized in interest income, including $1.2 million in the first quarter of 2021. The Company expects to recognize most of the remaining $362,000 in PPP1 fees in the second quarter of 2021. Under PPP2, the Company has received $3.2 million in associated origination fees as of March 31, 2021 of which $84,000 was recognized in the first quarter of 2021.
DIVIDEND
On March 25, 2021 the Company's Board of Directors declared a first quarter dividend of $0.31 per share. The first quarter dividend represents a payout to shareholders of 37.8% of earnings per share for the period, and was paid on April 16, 2021 to shareholders of record as of April 6, 2021.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.4 billion in assets. The Bank provides a complete array of commercial and retail banking services through seventeen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	March 31, 2021	December 31, 2020	March 31, 2020
Assets
Cash and due from banks	$20,029	$26,212	$21,117
Interest-bearing deposits in other banks	104,602	56,151	6,047
Securities available for sale	294,537	313,376	312,928
Securities to be held to maturity	385,352	365,613	341,592
Restricted equity securities, at cost	10,105	10,545	9,994
Loans held for sale	3,522	5,855	561
Loans	1,516,772	1,476,761	1,344,208
Less allowance for loan losses	16,594	16,253	11,858
Net loans	1,500,178	1,460,508	1,332,350
Accrued interest receivable	10,847	9,298	9,648
Premises and equipment	29,985	27,251	21,156
Other real estate owned	401	908	316
Goodwill	30,646	30,646	29,805
Other assets	46,664	54,873	50,882
Total assets	$2,436,868	$2,361,236	$2,136,396
Liabilities
Demand deposits	$275,898	$250,219	$153,477
NOW deposits	541,684	520,385	382,307
Money market deposits	175,887	163,819	161,184
Savings deposits	325,758	304,603	236,706
Certificates of deposit	230,290	246,875	274,621
Certificates $100,000 to $250,000	343,805	295,672	364,530
Certificates $250,000 and over	60,235	63,038	71,787
Total deposits	1,953,557	1,844,611	1,644,612
Borrowed funds	229,648	262,038	248,040
Other liabilities	25,479	30,861	28,487
Total Liabilities	2,208,684	2,137,510	1,921,139
Shareholders' equity
Common stock	110	110	109
Additional paid-in capital	65,755	65,285	64,277
Retained earnings	163,659	158,359	147,904
Net unrealized gain on securities available for sale	219	5,009	7,890
Net unrealized loss on securities transferred from available for sale to held to maturity	(124)	(133)	(174)
Net unrealized loss on cash flow hedging derivative instruments	(1,463)	(4,932)	(4,773)
Net unrealized gain on postretirement costs	28	28	24
Total shareholders' equity	228,184	223,726	215,257
Total liabilities & shareholders' equity	$2,436,868	$2,361,236	$2,136,396
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	10,983,258	10,950,289	10,921,206
Book value per common share	$20.78	$20.43	$19.71
Tangible book value per common share	$17.96	$17.60	$16.97

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the three months ended March 31,
In thousands of dollars, except per share data	2021	2020
Interest income
Interest and fees on loans	$15,119	$15,856
Interest on deposits with other banks	12	74
Interest and dividends on investments	3,822	4,764
Total interest income	18,953	20,694
Interest expense
Interest on deposits	2,198	5,186
Interest on borrowed funds	882	590
Total interest expense	3,080	5,776
Net interest income	15,873	14,918
Provision for loan losses	525	400
Net interest income after provision for loan losses	15,348	14,518
Non-interest income
Investment management and fiduciary income	1,065	894
Service charges on deposit accounts	337	577
Net securities gains	119	752
Mortgage origination and servicing income	1,967	504
Other operating income	1,810	1,494
Total non-interest income	5,298	4,221
Non-interest expense
Salaries and employee benefits	5,123	5,025
Occupancy expense	753	713
Furniture and equipment expense	1,215	1,116
FDIC insurance premiums	199	173
Amortization of identified intangibles	17	11
Other operating expense	2,567	4,005
Total non-interest expense	9,874	11,043
Income before income taxes	10,772	7,696
Applicable income taxes	1,850	1,201
Net Income	$8,922	$6,495
Basic earnings per share	$0.82	$0.60
Diluted earnings per share	$0.81	$0.60

The First Bancorp
Selected Financial Data (Unaudited)

	As of and for the three months ended March 31,
Dollars in thousands, except for per share amounts	2021	2020

Summary of Operations
Interest Income	$18,953	$20,694
Interest Expense	3,080	5,776
Net Interest Income	15,873	14,918
Provision for Loan Losses	525	400
Non-Interest Income	5,298	4,221
Non-Interest Expense	9,874	11,043
Net Income	8,922	6,495
Per Common Share Data
Basic Earnings per Share	$0.82	$0.60
Diluted Earnings per Share	0.81	0.60
Cash Dividends Declared	0.31	0.30
Book Value per Common Share	20.78	19.71
Tangible Book Value per Common Share	17.96	16.97
Market Value	29.19	22.00
Financial Ratios
Return on Average Equity (a)	15.85%	12.03%
Return on Average Tangible Common Equity (a)	18.34%	13.95%
Return on Average Assets (a)	1.54%	1.24%
Average Equity to Average Assets	9.70%	10.3%
Average Tangible Equity to Average Assets	8.38%	8.88%
Net Interest Margin Tax-Equivalent (a)	2.99%	3.12%
Dividend Payout Ratio	37.80%	50.00%
Allowance for Loan Losses/Total Loans	1.09%	0.88%
Non-Performing Loans to Total Loans	0.46%	0.75%
Non-Performing Assets to Total Assets	0.30%	0.49%
Efficiency Ratio	45.52%	58.12%
At Period End
Total Assets	$2,436,868	$2,136,396
Total Loans	1,516,772	1,344,208
Total Investment Securities	689,994	664,514
Total Deposits	1,953,557	1,644,612
Total Shareholders' Equity	228,184	215,257
(a) Annualized using a 365-day basis for 2021 and a 366-day basis for 2020.

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2021 and 2020.

	For the three months ended
In thousands of dollars	March 31, 2021	March 31, 2020
Net interest income as presented	$15,873	$14,918
Effect of tax-exempt income	597	572
Net interest income, tax equivalent	$16,470	$15,490

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-equivalent adjustment to net interest income.

The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the three months ended
In thousands of dollars	March 31, 2021	March 31, 2020
Non-interest expense, as presented	$9,874	$11,043
Net interest income, as presented	15,873	14,918
Effect of tax-exempt interest income	597	572
Non-interest income, as presented	5,298	4,221
Effect of non-interest tax-exempt income	41	41
Net securities gains	(119)	(752)
Adjusted net interest income plus non-interest income	$21,690	$19,000
Non-GAAP efficiency ratio	45.52%	58.12%
GAAP efficiency ratio	46.64%	57.70%
The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles:

	For the three months ended
In thousands of dollars	March 31, 2021	March 31, 2020
Average shareholders' equity as presented	$228,276	$217,130
Less intangible assets	(30,989)	(29,931)
Tangible average shareholders' equity	$197,287	$187,199

To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of Pre-Tax, Pre-Provision Net Income is presented. The following table provides a reconciliation to Net Income:

	For the three months ended
In thousands of dollars	March 31, 2021	March 31, 2020
Net Income, as presented	$8,922	$6,495
Add: provision for loan losses	525	400
Add: income taxes	1,850	1,201
Pre-Tax, pre-provision net income	$11,297	$8,096

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Additional Information
For more information, please contact Richard M. Elder, The First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3195.